EXHIBIT 99

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Media Contact                                               February 3, 2005
Andy Brimmer, 205-410-2777


                  HEALTHSOUTH FILLS FINAL LEADERSHIP POSITIONS

            Joe Clark named President of Ambulatory Surgery Division
                Jim Foxworthy named Chief Administrative Officer

BIRMINGHAM, Ala. - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced the appointments of Joe Clark, 48, and Jim Foxworthy, 53, to the positions of President of the Ambulatory Surgery Division and Chief Administrative Officer, respectively, effective March 1, 2005.

"With these last two senior positions now filled, we have a well-qualified, well-rounded senior team to develop and implement the company's strategies moving forward," said HealthSouth President and Chief Executive Officer Jay Grinney. "Joe and Jim are both leaders in their respective areas of expertise and will be assets to the company and our senior team."

Clark, who brings 26 years of healthcare industry experience to HealthSouth, will be responsible for the day-to-day operations of the division's 176 ambulatory surgery centers across the country. The ambulatory surgery division is HealthSouth's second largest division in terms of both revenue and EBITDA contribution.

"I am delighted to welcome Joe as president of the Ambulatory Surgery Division," said Mike Snow, HealthSouth chief operating officer. "His diverse experience within the healthcare industry and proven track record in the areas of leadership, finance, partnership development, and strategic planning make him uniquely qualified for this position. I am confident that he will be a strong addition to our senior operations team."

Most recently, Clark served as president and chief executive officer of Healthmark Partners, a privately held healthcare company which operates specialty hospitals and ambulatory surgery centers on a joint venture basis with physicians and non-profit hospitals. Clark successfully converted the company from an OB/GYN practice management firm into an ambulatory surgery company. Prior to his tenure at Healthmark, Clark worked for Response Oncology, Inc., a publicly held specialty healthcare company, serving over the years as chief financial officer, president, chief operating officer and chief executive officer. Clark's experience also includes positions held with American Medical International, Inc. and Humana, Inc.

"I am excited about the opportunities ahead for HealthSouth and the ambulatory surgery division," Clark said. "My goal is to build on the great reputation our employees and physicians have earned throughout the country for providing quality care to our patients and their families."

Clark has a bachelor's degree in economics from Dartmouth College and a master's degree in Management from Troy State University.

As chief administrative officer, Foxworthy will have corporate responsibility for numerous strategic service areas, including human resources, enterprise-wide project management organization, printing/distribution, security, support services, aviation, travel management and the corporate conference center. He will work closely with the executive team to add value by developing and implementing a long-range human resources plan, benchmarking best practices and building programs and processes in support of and consistent with the company's mission.

"Jim is an accomplished executive with an outstanding track record in both line and staff support positions, proving time and again his ability to generate results," Grinney said. "His expertise in the areas of leadership development, business planning, and culture change management will be essential to our growth and success in years to come."

Most recently, Foxworthy served as corporate vice president for business transformation at Temple- Inland, a public corporation operating in various industry segments including corrugated packaging, financial services and manufactured lumber products. In his 12-year tenure at Temple-Inland, he was responsible for a multi-facility manufacturing business unit. Additionally, he led corporate strategic services, including human resources, communications, sourcing, logistics, aviation and information technology. Prior to Temple-Inland, Foxworthy spent 18 years with Union Camp Corporation, a leading maker of fine papers and packaging, where he served in a number of human resource roles including division manager of industrial relations.

"This is a great opportunity to leverage my experience and background while working with others to develop programs that enhance the great resources already available in this organization," said Foxworthy.

Foxworthy has a bachelor's degree in business administration from the University of Tennessee and completed the Advanced Management Program at the Wharton School of Business.

About HealthSouth
HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

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